Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

    ROCHESTER, Minn.--(BUSINESS WIRE)--July 22, 2004--HMN Financial, Inc. (HMN) (Nasdaq:HMNF):

    Second Quarter Highlights

    -- Diluted earnings per share up $0.10, or 19.2%, over second quarter of 2003

    -- Net interest income up $1.4 million, or 24.3%, over second quarter of 2003

    -- Loan sale gains down $1.0 million, or 66.8%, from second quarter of 2003

    -- Amortization of mortgage servicing rights down $806,000, or 72.7%, from second quarter of 2003

    Year to Date Highlights

    -- Diluted earnings per share up $0.26, or 29.9%, over first six months of 2003

    -- Net interest income up $3.2 million, or 27.6%, over first six months of 2003

    -- Loan sale gains down $2.1 million, or 69.3%, from first six months of 2003

    -- Amortization of mortgage servicing rights down $1.3 million, or 70.7%, over first six months of 2003



EARNINGS SUMMARY           Three Months Ended      Six Months Ended
                                June 30,               June 30,
                         ---------------------- ----------------------
                            2004        2003       2004        2003
                         ----------- ---------- ----------- ----------
Net Income               $2,497,160  2,030,228  $4,617,620  3,419,768
Diluted earnings per
 share                         0.62       0.52        1.13       0.87
Return on average assets       1.12%      1.06%       1.04%      0.91%
Return on average equity      12.06%     10.45%      11.14%      8.84%
Book value per share        $18.20      $17.44      $18.20     $17.44


    HMN Financial, Inc. (HMN) (Nasdaq:HMNF), the $914 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.5 million for the second quarter of 2004, up $467,000, or 23.0%, from net income of $2.0 million for the second quarter of 2003. Diluted earnings per common share for the second quarter of 2004 were $0.62, up $0.10, from $0.52 for the second quarter of 2003.

    Second Quarter Results

    Net Interest Income

    Net interest income was $7.3 million for the second quarter of 2004, an increase of $1.4 million, or 24.3%, compared to $5.9 million for the second quarter of 2003. Interest income was $12.4 million for the second quarter of 2004, an increase of $1.4 million, or 12.6%, from $11.0 million for the same period in 2003. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $120 million increase in commercial and consumer loans between the periods. The increase in interest income on commercial and consumer loans was partially offset by lower income on the single-family loan portfolio due to a decrease in the outstanding balance and lower interest rates of this portfolio in the second quarter of 2004 when compared to the same period of 2003. Interest expense was $5.1 million for the second quarter of 2004, a decrease of $48,000, or 0.9%, compared to $5.1 million for the second quarter of 2003. Interest expense on deposits and Federal Home Loan Bank advances decreased primarily because of a decrease in the interest rates paid. The decrease in the interest rates paid is primarily the result of the $84 million in growth that was experienced in checking and money market accounts, which generally have lower interest rates than other deposit accounts.

    Provision for Loan Losses

    The provision for loan losses was $447,000 for the second quarter of 2004, a decrease of $43,000, or 8.8%, from $490,000 for the second quarter of 2003. The provision for loan losses decreased primarily because of the slower loan growth that was experienced in the consumer and commercial loan portfolios in the second quarter of 2004 when compared to the second quarter of 2003. Total non-performing assets were $3.5 million at June 30, 2004, a decrease of $602,000, or 14.8%, from $4.1 million at March 31, 2004. The decrease in non-performing assets is primarily related to consumer loans that became accruing during the quarter.

    Non-Interest Income and Expense

    Non-interest income was $1.7 million for the second quarter of 2004, a decrease of $1.0 million, or 37.6%, from $2.7 million for the same period in 2003. Non-interest income decreased by $223,000 because of the lower gains recognized on the sale of securities during the second quarter of 2004 when compared to the same quarter in 2003. Gains on sales of loans decreased by $1.0 million due to the significant decrease in mortgage loan activity in the second quarter of 2004 when compared to the same period in 2003. These decreases in non-interest income were partially offset by an increase of $150,000 in fees and service charges between the periods due to an increase in the number of deposit accounts and the fees charged. Mortgage servicing fees increased by $52,000 because of the increased size of the servicing portfolio and other non-interest income increased by $68,000 primarily because of increased revenues from the sale of uninsured investment products.
    Non-interest expense was $5.0 million for the second quarter of 2004, a decrease of $184,000, or 3.5%, from $5.2 million for the same period of 2003. Amortization expense on mortgage servicing rights decreased by $806,000 between the quarters because of a decrease in the prepayments on the mortgage loans being serviced. Data processing costs decreased by $61,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003. Compensation expense increased by $554,000 primarily because of an increase in the number of employees and because of annual increases in payroll and employee benefit costs. Occupancy expense increased by $102,000 primarily because of increases in real estate taxes on existing facilities. Income tax expense increased by $188,000 between the periods primarily because of increased taxable income.

    Return on Assets and Equity

    Return on average assets for the second quarter of 2004 was 1.12%, compared to 1.06% for the second quarter of 2003. Return on average equity was 12.06% for the second quarter of 2004, compared to 10.45% for the same quarter in 2003. Book value per common share at June 30, 2004 was $18.20, compared to $17.44 at June 30, 2003.

    Six Month Period Results

    Net Income

    Net income was $4.6 million for the six month period ended June 30, 2004, an increase of $1.2 million, or 35.0%, compared to $3.4 million for the six month period ended June 30, 2003. Diluted earnings per share for the six month period in 2004 were $1.13, up $0.26, or 29.9%, from $0.87 for the same six month period in 2003.

    Net Interest Income

    Net interest income was $14.6 million for the first six months of 2004, an increase of $3.2 million, or 27.6%, from $11.4 million for the same period in 2003. Interest income was $24.8 million for the six month period ended June 30, 2004, an increase of $3.3 million, or 15.2%, from $21.5 million for the same six month period in 2003. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $120 million increase in commercial and consumer loans between the periods. The increase in interest income on commercial and consumer loans was partially offset by lower income on the single-family loan portfolio in the first six months of 2004 when compared to the same period in 2003. Interest expense was $10.2 million for the six month period ended June 30, 2004, an increase of $121,000, or 1.2%, compared to $10.1 million for the same period of 2003. Interest expense on deposits and Federal Home Loan Bank advances decreased by $2.1 million due to a decline in the interest rates paid and increased by $2.2 million due to the $137 million increase in the average outstanding balance of deposits and advances between the periods.

    Provision for Loan Losses

    The provision for loan losses was $1.3 million for the six month period of 2004, a decrease of $89,000, from $1.4 million for the same six month period in 2003. The provision for loan losses decreased primarily because of the slower loan growth that was experienced in the commercial and consumer loan portfolios during the first six months of 2004 when compared to the same period of 2003. Total non-performing assets were $3.5 million at June 30, 2004, a decrease of $1.5 million, or 31.1%, from $5.0 million at December 31, 2003. The decrease in non-performing assets was primarily due to the payoff of a commercial real estate loan and a reduction in non-performing consumer loans during the first six month of 2004.

    Non-Interest Income and Expense

    Non-interest income was $3.2 million for the first six months of 2004, a decrease of $2.1 million, or 38.9%, from $5.3 million for the same period in 2003. Non-interest income decreased by $814,000 because of lower gains on the sales of securities. Gains on sales of loans decreased by $2.1 million due to the significant decrease in mortgage loan activity in the first six months of 2004 when compared to the same period of 2003. These decreases in non-interest income were partially offset by the $310,000 decrease in limited partnership losses because HMN's investment in a limited partnership that invested in mortgage servicing rights was dissolved in the second quarter of 2003. Interest rates on mortgage loans decreased during the first six months of 2003 which caused the value of HMN's investment in a limited partnership that owned mortgage loan servicing assets to decrease in value during the first six months of 2003. The value of servicing rights generally decreases when mortgage rates decrease because of the anticipated increase in prepayments expected to be received on the mortgage servicing assets. Fees and service charges increased by $286,000 between the periods due to an overdraft protection program that was implemented during the second quarter of 2003 and because of increases in the number of deposit accounts and the fees charged. Mortgage servicing fees increased by $122,000 due to the increased size of the servicing portfolio between the periods. Other non-interest income increased by $122,000 primarily because of increased revenues from the sale of uninsured investment products.
    Non-interest expense was $9.9 million for the first six months of 2004, a decrease of $471,000, or 4.5%, from $10.4 million for the same period in 2003. Amortization expense on mortgage servicing rights decreased by $1.3 million because of a decrease in the prepayments on the mortgage loans being serviced. Data processing costs decreased by $141,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003. Compensation expense increased by $803,000 because of an increase in the number of employees and because of annual payroll and benefit cost increases. Occupancy expense increased by $162,000 primarily because of increases in real estate taxes on existing facilities. Income tax expense increased by $474,000 between the periods primarily because of increased taxable income.

    Return on Assets and Equity

    Return on average assets for the six month period ended June 30, 2004 was 1.04%, compared to 0.91% for the same period in 2003. Return on average equity was 11.14% for the six-month period ended in 2004, compared to 8.84% for the same period in 2003.

    President's Statement

    "I am pleased to report the continued improved financial results during the first six months of 2004 despite the significant decrease in the gains recognized on the sales of mortgage loans", said HMN President Michael McNeil "HMN continues to grow and change the mix of both its assets and liabilities. These changes have improved the profitability of HMN's core business which resulted in quarterly and six month diluted earnings per share increases over the prior year of $0.10 and $0.26, respectively."

    General Information

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Stewartville, Lake City and St. Cloud, Minnesota and West Des Moines, Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branch offices in Edina and Rochester, Minnesota.

    Safe Harbor Statement

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to HMN's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from HMN's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines. Additional factors that may cause actual results to differ from HMN's assumptions and expectations include those set forth in HMN's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.



                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                              (unaudited)

----------------------------------------------------------------------
                                               June 30,   December 31,
                                                 2004         2003
----------------------------------------------------------------------

                   Assets
Cash and cash equivalents...................$ 41,638,817   30,496,823
Securities available for sale:
   Mortgage-backed and related securities
    (amortized cost $10,668,580 and
    $13,707,005)............................   9,882,177   13,048,718
    Other marketable securities (amortized
     cost $100,739,558 and $91,035,285).....  99,947,189   91,615,047
                                             ------------ ------------
                                             109,829,366  104,663,765
                                             ------------ ------------

Loans held for sale.........................   3,766,543    6,542,824
Loans receivable, net....................... 722,800,277  688,951,119
Accrued interest receivable.................   3,530,635    3,462,221
Real estate, net............................     254,869       73,271
Federal Home Loan Bank stock, at cost.......   9,938,200   10,004,400
Mortgage servicing rights, net..............   3,335,516    3,447,843
Premises and equipment, net.................  12,454,962   12,110,151
Investment in limited partnerships..........     181,258      617,042
Goodwill....................................   3,800,938    3,800,938
Core deposit intangible.....................     390,546      447,474
Prepaid expenses and other assets...........   1,519,082    2,108,575
Deferred tax assets.........................     656,800            0
                                             ------------ ------------
    Total assets............................$914,097,809  866,726,446
                                             ============ ============


    Liabilities and Stockholders' Equity
Deposits....................................$627,304,925  551,687,995
Federal Home Loan Bank advances............. 198,900,000  203,900,000
Accrued interest payable....................     857,492      766,837
Advance payments by borrowers for taxes and
 insurance..................................     878,094   22,457,671
Accrued expenses and other liabilities......   5,028,548    6,952,600
Deferred tax liabilities....................           0       26,300
                                             ------------ ------------
    Total liabilities....................... 832,969,059  785,791,403
                                             ------------ ------------
Commitments and contingencies...............
Minority interest...........................       1,698        3,986
Stockholders' equity:
    Serial preferred stock ($.01 par value):
     Authorized 500,000 shares; issued and
      outstanding none......................           0            0
    Common stock ($.01 par value):
     Authorized 11,000,000; issued shares
      9,128,662.............................      91,287       91,287
Additional paid-in capital..................  57,673,514   57,863,726
Retained earnings, subject to certain
 restrictions...............................  88,424,074   85,364,657
Accumulated other comprehensive loss........  (1,021,573)     (50,725)
Unearned employee stock ownership plan
 shares.....................................  (4,641,172)  (4,738,084)
Treasury stock, at cost 4,671,798 and
 4,616,010 shares........................... (59,399,078) (57,599,804)
                                             ------------ ------------
    Total stockholders' equity..............  81,127,052   80,931,057
                                             ------------ ------------
Total liabilities and stockholders' equity..$914,097,809  866,726,446
                                             ============ ============
----------------------------------------------------------------------


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                              (unaudited)


                       Three Months Ended        Six Months Ended
                            June 30,                 June 30,
                     ----------------------- -------------------------
                        2004        2003         2004         2003
                     ----------- ----------- ------------ ------------
Interest income:
   Loans receivable.$11,486,417  10,243,717   22,977,681   19,883,641
   Securities
    available for
    sale:
      Mortgage-
       backed and
       related......     92,428     (39,454)     211,292      102,759
      Other
       marketable...    766,391     690,848    1,449,798    1,252,067
   Cash equivalents.     40,042      56,980       66,340       85,897
   Other............     41,398      84,033       77,820      182,684
                     ----------- ----------- ------------ ------------
      Total interest
       income....... 12,426,676  11,036,124   24,782,931   21,507,048
                     ----------- ----------- ------------ ------------

Interest expense:
   Deposits.........  2,894,319   2,492,554    5,824,353    4,963,817
   Federal Home Loan
    Bank advances...  2,165,680   2,615,630    4,354,635    5,094,302
                     ----------- ----------- ------------ ------------
      Total interest
       expense......  5,059,999   5,108,184   10,178,988   10,058,119
                     ----------- ----------- ------------ ------------
      Net interest
       income.......  7,366,677   5,927,940   14,603,943   11,448,929
Provision for loan
 losses.............    447,000     490,000    1,266,000    1,355,000
                     ----------- ----------- ------------ ------------
      Net interest
       income after
       provision
        For loan
         losses.....  6,919,677   5,437,940   13,337,943   10,093,929
                     ----------- ----------- ------------ ------------

Non-interest income:
   Fees and service
    charges.........    704,651     555,036    1,273,201      987,176
   Mortgage
    servicing fees..    290,849     238,729      578,080      455,305
   Securities gains,
    net.............      1,361     224,751        1,361      815,786
   Gains on sales of
    loans...........    506,862   1,526,558      919,231    2,991,790
   Earnings (losses)
    in limited
    partnerships....     (6,500)     31,528      (13,117)    (323,314)
   Other............    183,048     114,694      457,797      335,794
                     ----------- ----------- ------------ ------------
      Total non-
       interest
       income.......  1,680,271   2,691,296    3,216,553    5,262,537
                     ----------- ----------- ------------ ------------

Non-interest
 expense:
   Compensation and
    benefits........  2,581,764   2,027,572    5,110,242    4,307,074
   Occupancy........    871,170     769,518    1,755,772    1,593,317
   Federal deposit
    insurance
    premiums........     27,794      17,855       46,499       36,791
   Advertising......     87,850     100,988      175,396      185,852
   Data processing..    228,721     289,938      419,286      561,046
   Amortization of
    mortgage
    servicing
    rights, net of
    valuation
    adjustments and
    servicing costs.    302,184   1,108,101      555,633    1,898,631
   Other............    897,762     867,136    1,860,336    1,811,687
                     ----------- ----------- ------------ ------------
      Total non-
       interest
       expense......  4,997,245   5,181,108    9,923,164   10,394,398
                     ----------- ----------- ------------ ------------
      Income before
       income tax
       expense......  3,602,703   2,948,128    6,631,332    4,962,068
Income tax expense..  1,105,500     917,900    2,016,000    1,542,300
                     ----------- ----------- ------------ ------------
      Income before
       minority
       interest.....  2,497,203   2,030,228    4,615,332    3,419,768
Minority interest...         43           0       (2,288)           0
                     ----------- ----------- ------------ ------------
      Net income....$ 2,497,160   2,030,228    4,617,620    3,419,768
                     =========== =========== ============ ============
Basic earnings per
 share..............$      0.65        0.54         1.19         0.91
                     =========== =========== ============ ============
Diluted earnings per
 share..............$      0.62        0.52         1.13         0.87
                     =========== =========== ============ ============



                 HMN FINANCIAL, INC. AND SUBSIDIARIES
              Selected Consolidated Financial Information
                              (unaudited)

----------------------------------------------------------------------
SELECTED FINANCIAL DATA:             Three Months       Six Months
(dollars in thousands, except per    Ended June 30,   Ended June 30,
 share data)                        2004       2003     2004     2003
----------------------------------------------------------------------
I.   OPERATING DATA:
      Interest income.............$ 12,427   11,036   24,783   21,507
      Interest expense............   5,060    5,108   10,179   10,058
      Net interest income.........   7,367    5,928   14,604   11,449

II.   AVERAGE BALANCES:
       Assets(1).................. 899,640  771,117  893,131  754,504
       Loans receivable, net...... 706,754  587,879  704,940  563,528
       Mortgage-backed and related
        securities(1).............  11,520   13,291   12,330   26,521
       Interest-earning assets(1). 858,116  734,320  849,699  717,292
       Interest-bearing
        liabilities............... 812,544  684,973  805,455  668,320
       Equity(1)..................  83,252   77,957   83,389   78,040

 III. PERFORMANCE RATIOS:(1)
       Return on average assets
        (annualized)                  1.12%    1.06%    1.04%    0.91%
       Interest rate spread
        information:
          Average during period...    3.32     3.04     3.32     3.01
          End of period...........    3.20     3.04     3.20     3.04
       Net interest margin........    3.45     3.24     3.46     3.22
       Ratio of operating expense
        to average total assets
        (annualized)..............    2.23     2.69     2.23     2.78
       Return on average equity
        (annualized)..............   12.06    10.45    11.14     8.84
       Efficiency.................   55.24    60.11    55.68    62.20
                                   ---------------------------
                                    June 30, Dec. 31, June 30,
                                      2004     2003    2003
                                   ---------------------------
IV.  ASSET QUALITY:
       Total non-performing assets.$   3,471   5,035    6,968
       Non-performing assets to
        total assets...............     0.38%   0.58%    0.89%
       Non-performing loans to
        total loans receivable, net     0.40%   0.68%    0.92%
       Allowance for loan losses...$   7,793   6,940    6,088
       Allowance for loan losses to
        total assets...............     0.85%   0.80%    0.77%
       Allowance for loan losses to
        total loans receivable, net     1.08    1.01     1.00
       Allowance for loan losses to
        non-performing loans.......   272.98  147.99   108.97

V.   BOOK VALUE PER SHARE:
       Book value per share........$   18.20   17.93    17.44

                                   ---------------------------
                                       Six              Six
                                      Months   Year    Months
                                      Ended   Ended    Ended
                                     June 30, Dec 31, June 30,
                                       2004    2003     2003
                                   ---------------------------
VI.  CAPITAL RATIOS:
       Stockholders' equity to
        total assets, at end of
        period.....................     8.88%  9.34 %    9.86%
       Average stockholders' equity
        to average assets(1).......     9.34   10.15    10.34
       Ratio of average interest-
        earning assets to average
        interest-bearing
        liabilities(1).............   105.49  106.65   107.33
                                    --------------------------
                                    June 30, Dec. 31, June 30,
                                      2004     2003    2003
                                   ---------------------------
VII. EMPLOYEE DATA:
       Number of full time
        equivalent employees.......      198     203      190
--------------------------------------------------------------
----------------------------------------------------------------------
(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115

    CONTACT: HMN Financial, Inc., Rochester
             Michael McNeil, 507-535-1202